Exhibit 99.4

Myers Industries, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On July 2, 2014, CA Acquisition Inc., now known as Scepter Canada Inc. and a wholly-owned subsidiary of Myers Industries, Inc. (“Myers” or the “Company”), completed the purchase of substantially all of the assets and assumption of certain liabilities of Scepter Corporation and certain real property of SHI Properties Inc., both located in Scarborough, Ontario, Canada. Contemporaneously with the asset acquisition, Crown US Acquisition Company, now known as Scepter US Holding Company and another wholly-owned subsidiary of Myers Industries, Inc., completed the purchase of all of the issued and outstanding membership interests of Eco One Leasing, LLC and Scepter Manufacturing, LLC, both located in Miami, Oklahoma. Eco One Leasing, LLC was subsequently merged into Scepter Manufacturing, LLC. The total purchase price for these acquisitions (collectively, “Scepter” or “Scepter Corporation Group”) was approximately $157.8 million in cash, which includes an estimated working capital adjustment of $0.8 million subject to further adjustment based on the final working capital and other specified items.

The unaudited pro forma condensed combined statements of income are presented using Myers’ and Scepter’s results for the year ended December 31, 2013 and the six months ended June 30, 2014. The unaudited pro forma condensed combined statements of income present the pro forma adjustments as if the acquisition had occurred on January 1, 2013 and the unaudited pro forma condensed combined balance sheet is presented on a pro forma basis as to give effect to the completed acquisition as if it had occurred on June 30, 2014.

The pro forma financial statements have been prepared using the acquisition method of accounting under Generally Accepted Accounting Principles, which are subject to change and interpretation. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma condensed combined financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based on preliminary information available at the time of the preparation of this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the completed acquisition or the costs to integrate the operations of Scepter or the cost necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The following unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with:

(i)	the annual report on Form 10-K of Myers Industries, Inc. for the year ended December 31, 2013;

(ii)	the quarterly report on Form 10-Q of Myers Industries, Inc. for the quarter and six months ended June 30, 2014;

(iii)	the Scepter Corporation Group audited combined financial statements for the years ended December 31, 2013, and 2012 including the notes therein, which are included in this Form 8-K/A;

(iv)	the Scepter Corporation Group unaudited combined balance sheet as of June 30, 2014, the combined statements of income, comprehensive income and cash flows for the six months ended June 30, 2014 and 2013 and changes in group equity for the six months ended June 30, 2014, including the notes therein, which are included in this Form 8-K/A.

The historical consolidated financial information of Myers and the historical combined financial information of Scepter has been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the acquisition of Scepter, (2) are factually supportable, and (3) with respect to the condensed combined statements of income, are expected to have a continuing impact on the combined results. The pro forma statements should be read in conjunction with the accompanying notes.

MYERS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2014

(Dollars in thousands, except per share data)

	(A) Myers Industries, Inc. As Reported	(B) Scepter Corporation Group As Reported	(C) Pro Forma Adjustments Note 3		(A)+(B)+(C) Pro Forma Combined (D)
Net sales	$303,269	$51,396	$—		$354,665
Cost of sales	218,666	32,839	(245	)(a)	251,260

Gross profit	84,603	18,557	245		103,405
Selling, general and administrative expenses	64,434	7,745	2,920	(b)	75,099

Operating income	20,169	10,812	(2,675)		28,306
Interest expense, net	3,251	344	1,855	(c)	5,450

Income from continuing operations before income taxes	16,918	10,468	(4,529)		22,857
Income tax expense	5,828	3,373	(1,247	)(d)	7,954

Income from continuing operations	$11,090	$7,095	$(3,282)		$14,903

Income per common share from continuing operations:
Basic	$0.34	$0.22	$(0.10)		$0.45
Diluted	$0.33	$0.21	$(0.10)		$0.45

Weighted average common shares outstanding
Basic	32,892,864	32,892,864	32,892,864		32,892,864
Diluted	33,387,109	33,387,109	33,387,109		33,387,109

See accompanying notes to the unaudited pro form condensed combined financial statements.

MYERS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2013

(Dollars in thousands, except per share data)

	(A) Myers Industries, Inc. As Reported	(B) Adjustments for Discontinued Operations	(A)+(B) Myers Industries, Inc. As Adjusted (C)	(D) Scepter Corporation Group As Reported	(E) Pro Forma Adjustments Note 3		(C)+(D)+(E) Pro Forma Combined (F)
Net sales	$825,210	$(240,477)	$584,733	$94,834	$—		$679,567
Cost of sales	607,582	(192,402)	415,180	64,892	(464	)(a)	479,608

Gross profit	217,628	(48,075)	169,553	29,942	464		199,959
Selling, general and administrative expenses	173,695	(48,458)	125,237	13,208	7,893	(b)	146,338

Operating income	43,933	383	44,316	16,734	(7,429)		53,621
Interest expense, net	4,542	(11)	4,531	671	3,726	(c)	8,928

Income from continuing operations before income taxes	39,391	394	39,785	16,063	(11,155)		44,693
Income tax expense	13,389	(47)	13,342	4,309	(3,229	)(d)	14,422

Income from continuing operations	$26,002	$441	$26,443	$11,754	$(7,926)		$30,271

Income per common share from continuing operations:
Basic	$0.77	$0.01	$0.78	$0.35	$(0.24)		$0.89
Diluted	$0.76	$0.01	$0.77	$0.35	$(0.23)		$0.89

Weighted average common shares outstanding
Basic	33,588,720	33,588,720	33,588,720	33,588,720	33,588,720		33,588,720
Diluted	34,043,425	34,043,425	34,043,425	34,043,425	34,043,425		34,043,425

See accompanying notes to the unaudited pro form condensed combined financial statements.

MYERS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2014

(Dollars in thousands)

	(A) Myers Industries, Inc. As Reported	(B) Scepter Corporation Group As Reported	(C) Pro Forma Adjustments Note 3		(A)+(B)+(C) Pro Forma Combined (D)
Assets

Current Assets
Cash	$35,792	$14,656	$(37,168	)(a)	$13,280
Accounts receivable - less allowance	86,324	20,566	—		106,890
Inventories	64,734	11,535	2,315	(b)	78,584
Prepaid expenses	9,037	1,043	(739	)(c)	9,341
Deferred income taxes	2,007	62	(62	)(d)	2,007
Assets held for sale	136,698	—	—		136,698

Total Current Assets	334,592	47,862	(35,653)		346,801

Other Assets
Goodwill	51,737	—	19,535	(e)	71,272
Patents and other intangible assets, net	13,309	229	68,071	(f)	81,609
Other	3,348	4,353	(4,353	)(g)	3,348

	68,394	4,582	83,253		156,229
Property, plant and equipment, net	95,657	26,203	18,254	(h)	140,114

Total Assets	$498,643	$78,647	$65,854		$643,144

Liabilities and Shareholders’ Equity
Accounts payable	$64,566	$4,989	$—		$69,555
Accrued expenses
Employee compensation	13,699	1,210	—		14,909
Income taxes	3,455	2,968	(3,871	)(i)	2,552
Taxes, other than income taxes	2,753	—	—		2,753
Accrued interest	2,491	—	—		2,491
Liabilities held for sale	31,674	—	—		31,674
Other	15,353	2,904	2,549	(j)	20,806
Current portion of long-term debt	—	9,900	(9,900	)(k)	—

Total Current Liabilities	133,991	21,971	(11,222)		144,740

Long-term debt, net	137,734	—	135,299	(l)	273,033
Other liabilities	14,982	33,459	(33,329	)(g)	15,112
Deferred income taxes	16,617	2,622	(2,622	)(d)	16,617

Shareholders’ Equity
Serial Preferred Shares	—	—	—		—
Common Shares	19,190	1,879	(1,879	)(m)	19,190
Member’s Contributions	—	1,100	(1,100	)(m)	—
Additional paid-in capital	226,484	—	—		226,484
Accumulated other comprehensive income (loss)	5,285	(937)	937	(m)	5,285
Retained (deficit) earnings	(55,640)	18,553	(20,230	)(n)	(57,317)

Total Shareholders Equity	195,319	20,595	(22,272)		193,642

Total Liabilities and Shareholders’ Equity	$498,643	$78,647	$65,854		$643,144

See accompanying notes to the unaudited pro form condensed combined financial statements.

MYERS INDUSTRIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, unless indicated otherwise)

1. BASIS OF PRESENTATION

The pro forma statements have been compiled from historical consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should be read in conjunction with the Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarterly period ended June 30, 2014 for Myers Industries, Inc. (“Myers” or the “Company”) and the combined financial statements of Scepter Corporation Group, which are included in this Form 8-K/A. Myers’ historical condensed consolidated statement of income for the year ended December 31, 2013 has been adjusted in conformity with GAAP to reflect discontinued operations presentation for businesses disposed of or meeting the held for sale criteria as previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014. Accordingly, the unaudited pro forma condensed combined statements of income exclude certain data related to discontinued operations. These pro forma statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma statements do not purport to project the future financial position or operating results of the combined company.

The pro forma statements have been prepared using the acquisition method of accounting. For accounting purposes, Myers has been treated as the acquirer in the transaction. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing pro forma statements and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma statements and the combined company’s future results of operations and financial position.

The acquisition has been accounted for using the historical information and accounting policies of Myers and combining the assets and liabilities of Myers with Scepter Corporation Group (“Scepter” or “Scepter Corporation Group”) at their respective estimated fair values. The assets and liabilities of Scepter Corporation Group have been measured based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The purchase price allocation is subject to finalization of the fair value of the assets and liabilities of Scepter Corporation Group as of the closing of the transaction. Differences from these preliminary estimates could be material.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. Pre-tax transaction costs associated with the acquisition totaled approximately $3.6 million, of which $0.6 million and $0.4 million have been expensed in Myers’ and Scepter’s historical financial statements, respectively. The remaining $2.6 million of transaction costs, $1.7 million net of tax, has been reflected as a reduction to retained earnings. These costs are not presented in the unaudited pro forma condensed combined statements of income because they will not have a continuing impact on the consolidated results of Myers.

The pro forma statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transaction or the costs to combine the operations of Myers and Scepter or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2. PURCHASE CONSIDERATION AND ESTIMATED ALLOCATION

On July 2, 2014, CA Acquisition Inc., now known as Scepter Canada Inc. and a wholly-owned subsidiary of Myers, completed the purchase of substantially all of the assets and assumption of certain liabilities of Scepter Corporation and certain real property of SHI Properties Inc., both located in Scarborough, Ontario, Canada. Contemporaneously with the asset acquisition, Crown US Acquisition Company, now known as Scepter US Holding Company and another wholly-owned subsidiary of Myers, completed the purchase of all of the issued and outstanding membership interests of Eco One Leasing, LLC and Scepter Manufacturing, LLC, both located in

Miami, Oklahoma. Eco One Leasing, LLC was subsequently merged into Scepter Manufacturing, LLC. The total purchase price for these acquisitions (collectively, “Scepter Corporation Group”) was approximately $157.8 million in cash, which includes an estimated working capital adjustment of $0.8 million subject to further adjustment based on the final working capital and other specified items. The acquisition of Scepter was funded from net proceeds from additional borrowings of approximately $135.3 million under the Fourth Amended and Restated Loan Agreement and cash on hand of $22.5 million.

Scepters assets and liabilities are recorded at fair value as of the date of acquisition. The purchase consideration, related preliminary estimated allocations, and resulting excess over fair value of net assets acquired are as follows:

Assets acquired:
Current assets	$34,721
Property, plant and equipment	44,457
Intangible assets	68,300

Assets acquired	$147,478

Liabilities assumed:
Current liabilities	$9,072
Long-term liabilities	130

Total liabilities assumed	9,202

Goodwill	19,535

Total consideration	$157,811

Identifiable intangible assets acquired in connection with the acquisition of Scepter are as follows:

	Fair Value	Estimated Useful Life	Valuation Method
Intangible assets not subject to amortization:
Trademarks and trade names	$8,900		Relief from royalty

Intangible assets subject to amortization:
Technology	22,300	10 years	Relief from royalty
Customer relationships	37,100	6 years	Multi-period excess earnings

	59,400

Total	$68,300

Property, plant and equipment acquired in connection with the acquisition of Scepter are as follows:

	Fair Value	Estimated Useful Life
Land	$5,613
Buildings and leasehold improvements	13,235	25 years
Machinery & equipment	25,609	7 years

Total	$44,457

The entire purchase price allocation shown above is based on Myers’ preliminary estimates of fair value of Scepter’s assets and liabilities. Once sufficient information is available and final valuations are performed, the purchase price allocation may differ materially from the estimates noted above.

3. DESCRIPTION OF PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements include the following pro forma adjustments:

Adjustments to the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2014

(a)	Primarily reflects the elimination of Scepter’s historical intangible amortization expense of approximately $0.2 million.

(b)	Primarily reflects amortization expense of approximately $4.2 million related to finite life, identifiable intangible assets that were established as a direct result of the acquisition of Scepter based on the straight-line amortization method offset by the elimination of nonrecurring transaction related expenses recognized in Myers’ and Scepter’s historical financial statements of approximately $1.0 million and an adjustment to depreciation expense for Scepter’s capital assets of approximately $0.3 million based on the fair value of those acquired assets.

(c)	Reflects interest expense of approximately $2.2 million on the additional debt incurred of $135.3 million to finance the acquisition offset by the elimination of historical Scepter interest expense of approximately $0.3 million. The annual interest rate on the additional borrowings under Myers’ revolving credit facility was assumed to be 3.25%. The Company’s financial results are subject to changes in the market rate of interest. Accordingly, if market interest rates increased 0.125%, the interest expense would have increased approximately $0.1 million on the additional debt incurred to finance the acquisition for the six months ended June 30, 2014.

(d)	Reflects income tax benefit for the effect of pro forma adjustments using a blended statutory rate of 27.5%.

Adjustments to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013

(a)	Primarily reflects the elimination of Scepter’s historical intangible amortization expense of approximately $0.5 million.

(b)	Reflects amortization expense of approximately $8.4 million related to finite life, identifiable intangible assets that were established as a direct result of the acquisition of Scepter based on the straight-line amortization method offset by an adjustment to depreciation expense for Scepter’s capital assets of approximately $0.5 million based on the fair value of those acquired assets.

(c)	Reflects interest expense of approximately $4.4 million on the additional debt incurred of $135.3 million to finance the acquisition offset by the elimination of historical Scepter interest expense of approximately $0.7 million. The annual interest rate on the additional borrowings under Myers’ revolving credit facility was assumed to be 3.25%. The Company’s financial results are subject to changes in the market rate of interest. Accordingly, if market interest rates increased 0.125%, the interest expense would have increased approximately $0.2 million annually on the additional debt incurred to finance the acquisition.

(d)	Reflects income tax benefit for the effect of pro forma adjustments using a blended statutory rate of 28.9%.

Adjustments to the unaudited pro forma condensed combined balance sheet

(a)	Reflects the elimination of Scepter cash not acquired by Myers of $14.7 million and additional cash outlay incurred by Myers to acquire Scepter of $22.5 million.

(b)	Reflects the step-up in basis to fair value for inventory acquired.

(c)	Reflects the elimination of Scepter prepaid expenses not acquired by Myers in accordance with the purchase agreements.

(d)	Reflects the adjustment to eliminate deferred tax assets and liabilities not assumed by Myers in accordance with the purchase agreement.

(e)	Reflects the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Calculated as the difference between the acquisition date fair value of the estimated consideration transferred and the values assigned to the assets and liabilities assumed.

(f)	Reflects the preliminary estimate of fair value of intangible assets acquired of approximately $68.3 million offset by the elimination of Scepter’s historical intangible assets of approximately $0.2 million.

(g)	Reflects the elimination of Scepter intercompany advances/notes payable not assumed in accordance with the purchase agreements.

(h)	Reflects the step-up of property to fair value.

(i)	Reflects the elimination of Scepter income tax liabilities of approximately $3.0 million not assumed by Myers in accordance with the purchase agreements coupled with the reduction in taxes payable related to certain non-recurring charges reflected in retained earnings of approximately $0.9 million.

(j)	Reflects the elimination of Scepter accrued liabilities of less than $0.1 million not assumed by Myers in accordance with the purchase agreements offset by accrued transaction costs of approximately $2.6 million.

(k)	Reflects the elimination of Scepter indebtedness not assumed by Myers in accordance with the purchase agreements.

(l)	Reflects additional indebtedness incurred by Myers to fund acquisition.

(m)	Reflects the elimination of historical Scepter common stock, member’s contributions and accumulated other comprehensive loss.

(n)	Reflects the elimination of historical Scepter retained earnings of $18.5 million coupled with the $1.7 million after tax impact of non-recurring transaction costs reflected in retained earnings.

4. ACCOUNTING POLICIES

Myers has begun performing a review between the accounting policies of the two companies. Upon completion of this review, Myers may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Myers is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

5. INVENTORY

The unaudited pro forma condensed combined statements of income do not include an adjustment to reflect an increase in cost of sales for the adjustment of inventory to its estimated fair value as of the acquisition date as this adjustment will not have a continuing impact on the consolidated results of the combined company.

6. DEFERRED TAXES

The unaudited pro forma condensed combined balance sheet does not include an adjustment to reflect the establishment of estimated deferred tax assets and liabilities for Scepter’s U.S. and Canadian operations as the acquisition was treated as an asset purchase and the fair market values of the assets purchased and liabilities assumed are the same for both book and tax purposes.